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                                                                  Exhibit 10(nn)



                           RENAISSANCE PARTNERS, L.C.

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
    Florida (Head Office)              North Carolina (Charlotte)            Ohio (Columbus)
3500 Gateway Drive, Suite 101        3318 Providence Plantation Ln.        382 Bryn Du Drive
Pompano Beach, Florida 33069        Charlotte, North Carolina 28270      Granville, OH 43023-1511
      (954) 971-3555                        (704) 844-0600                   (740) 587-2833
      (954) 971-1922 Fax                    (704) 845-1176 Fax               (740) 587-7666 Fax
--------------------------------------------------------------------------------------------------
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August 21, 2001


Mr. Frederick J. Mershad
Chairman and CEO
The Elder-Beerman Stores Corp.                  REVISED AGREEMENT
3155 El Bee Road                                -----------------
Dayton, OH 45439                       CHIEF MERCHANDISING OFFICER SERVICES
                                       ------------------------------------

Re: Engagement Agreement by and between The Elder Beerman Stores Corp. (the "Company") and Renaissance Partners, L.C. ("Renpar") for Chief Merchandising Officer Services

Dear Fred:

Below is a Consulting Agreement that reflects your desire to utilize the services of Renaissance Sr. Merchant, John Lupo, as your Chief Merchandising Officer for an initial six-month term from September 1, 2001 - February 28, 2002. We can begin this project on September 1, 2001 or earlier based on Mr. Lupo's availability, upon receipt of a signed copy of this agreement via facsimile and the specified retainer, with original to be mailed to your Florida office. Should Mr. Lupo's services be required in August, you agree to compensate Renpar at a per diem rate of $2,400 per day plus reasonable out of pocket expenses.

CONTEXT

The Elder Beerman Stores Corp. is in the midst of executing a strategic plan aimed to improve its business, focus on its core small store, non-metro market niche and present an offering of moderate, opening price point merchandise in men's and women's plus other opportunity categories.

STRATEGY AND MANDATE

The key strategic consideration is your Company's belief that a detailed and proper execution of the new strategy can yield improved operating results and ultimately to increased market capitalization for the Company.

Based on our discussions, this engagement will include the following:

     1. Merchandise Planning Guidance in the role of EBSC's Executive Vice President and Chief Merchandising Officer
     2. Directing the Merchandising and related Planning Process and delivery of actual results versus the committed Plan
     3.   Coaching, management and development of merchandising team
     4.   Guidance regarding sourcing, product and private brand development
     5. Renaissance will also provide other consulting services that the Company may request

CONCERNS

Renpar will require the full support of Company management and full access to the Company's staff and detailed records in order to provide Company management with factually based consulting services and advisory services.



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2



ENGAGEMENT SCOPE

     1. Direct development of detailed merchandise plans consistent with new strategy and provide planning guidance
     2.   Manage plan development and execution of plans
     3.   Manage, coach and develop merchandising teams
     4. Provide detailed guidance regarding sourcing, product development, and private brand development consistent with new strategy
     5. Provide other merchandising services as may be requested from time to time by the Company's CEO
     6. Provide other consulting services as may be requested by the Company (12 days during term of this Agreement)

Renpar understands that it will have access to all necessary data in Dayton and access to key personnel.

PROPOSED TIMETABLE AND ENGAGEMENT TERM

     1.   Commencement of Engagement - September 1, 2001
     2. Primary Term - for the six-month period September 1, 2001 - February 28, 2002
     3. Option Term - with 60 written days notice EBSC may elect to extend the primary term under the same terms, for the period March 1, 2002 - August 31, 2002
     4. Annual Renewals - with 60 days written notice EBSC may request annual renewals beginning September 1, 2002, with the approval of Renpar and Mr. Lupo under the same terms as the primary term except that the monthly consulting fee shall increase by 7.5% for each such annual renewal period.

ENGAGEMENT TERMS

Our engagement provides for compensation as follows:

     1. Retainer - $41,000 retainer in favor of Renpar shall be required during the term of this Agreement. The commencement date of this Agreement engagement shall be September 1, 2001. Invoices outstanding at termination of this Agreement shall be set-off against the retainer and the balance due the Company, if any, shall be paid to the Company within thirty (30) days from the later of termination date or final settlement date.

     2. Consulting Fees - our standard fees are commensurate with other professionals in our industry. This engagement will be billed on a fixed rate basis of $41,000/month, to be billed on the 1st of each month and payable to Renaissance on or before the 15th day of each month. This fee shall include the services of John S. Lupo for approximately 24 weeks during a 26-week half-year. Should the Company select Renpar to provide services prior to commencement the term of this Agreement, any such days shall be billed at a rate of $2,400 per day and invoiced by Renpar on September 1, 2001 with related out of pocket expenses incurred for such consulting days.

     3. Out of Pocket Expenses - Mr. Lupo's business travel while on the Company's business shall be planned and paid directly by the Company.

     4. Other Expenses - The Company agrees to provide for use by Mr. Lupo, at its sole expense, a two-bedroom furnished apartment in the Dayton market area that allows pets.

     5. Vacation and Personal Days - Mr. Lupo will be provided approximately two weeks per every six-month period for vacation and personal days, including those required to attend Directors meetings and the like. Mr. Lupo shall be permitted to continue to serve in his various existing Directorships and as Principal, Renpar, during the term of this Agreement, provided, however, that during the term of this Agreement Mr. Lupo's sole engagement for and on behalf of Renpar shall

3



          be as Chief Merchandising Officer of the Company unless otherwise agreed to in writing by the parties or as can be accomplished within the time periods defined as Vacation and Personal Days.

     6.   Renpar will staff this engagement as follows:

          John S. Lupo, Sr. Merchandising Principal (as the Company's Chief Merchandising Officer)*
              *Mr. Lupo shall serve as engagement manager for this project.

     7. Fee Estimate: we estimate the fee for this engagement (on a 6-month basis) will be approximately:

                Consulting Fees                         US$246,000
                Furnished Apartment*                    US$ 10,500
                Total Estimated Project Cost            US$256,500
                  *Paid directly by the Company

     8. Payment Terms - Renpar will invoice the Company monthly for consulting fees and reasonable and normal out of pocket expenses (related only to non-Chief Merchandising Officer services), such fees and expenses that shall be due and payable upon invoice receipt, except that invoices for consulting fees hereunder shall be payable on or before the 15th day of each month. Renpar shall assess late charges at a rate of 1.5% per month on a 360-day per year basis, and shall be payable by the Company for any amounts billed and not paid within seven days following invoice date.

     9. Success Fees - In addition to consulting fees the Company agrees to remit to Renpar success fees based on realized Market Capitalization increases in the event of a capital event defined as sale, merger, going private, LBO, MBO or any sale of a majority of the shares of the Company. Such success fees shall be as follows:

          CAPITAL EVENT SUCCESS FEE - shall be 0.5% and shall apply to market capitalization value increases that may result from the sale, merger, going private, LBO, MBO or any sale of a majority of the shares of the Company that would create change of control. Such fees shall be calculated by applying 0.5% times the difference between the Company's stock price at the commencement date of the primary term of this Agreement and the stock price applicable to any defined capital event up to $5.50 per share time the shares outstanding that the parties agree is 11.3 million shares at the commencement date. Such shares outstanding shall be adjusted as applicable in the event of stock splits, reverse splits and the like. Should the price per share in a capital event be in excess of $5.50 per share, an additional fee shall be payable to Renpar equal to 0.75% times the difference between $5.50 per share and the capital event price per share times 11.3 million shares or such number as adjusted per the above definition. Success fees shall be payable to Renpar at closing of any such transaction(s). Reference Addendum A to this Agreement for an example of how this fee would be calculated. This success fee is payable to Renpar for any capital event that occurs during the term of this Agreement or within twelve (12) months thereafter.

FINAL SETTLEMENT

The term of this Agreement shall be as specified above. Either party may, with forty-five (45) days written notice, terminate this Agreement for any or no reason. However, in such event the Capital Event Success Fee shall remain in force and payable to Renpar should a capital event occur within twelve (12) months from any new termination date. Should Mr. Lupo become unable to perform his duties under this Agreement through illness, injury or death, the Company may terminate this Agreement by 10 days advance written notice to Renpar.

DISPUTES

Renpar works for the client and works to achieve the Company's goals in a spirit of mutual trust, teamwork and respect. However, should disputes arise that cannot be amicably settled; the parties agree that such unresolved disputes shall be adjudicated under the laws of the State of Florida.

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4


NON-RECRUITMENT CLAUSE

Renpar makes every effort to staff each project with highly qualified professionals. We pride ourselves on the quality and expertise of our principals and consultants, as well as their anticipated value to our clients. Consequently, the Company agrees that it shall not, during this Agreement and for twenty-four (24) months thereafter, recruit or seek to recruit any Renpar partner, principal, or consultant without prior written approval of Renpar's Managing Partner. The Company further acknowledges that any actions by it, in the context of this section, shall cause irreparable harm to Renpar and such damages are deemed to be irreparable, the Company shall be responsible for any cost incurred by Renpar to enforce its rights hereunder. Any attempt to recruit Renpar staff to work for the Company, its subsidiaries, or its contractors will be considered a violation of this engagement agreement, and will be considered grounds for immediate termination of this contract and litigation to the fullest extent of the law.

Renpar agrees, however, that after one-year (at the end of the full six-month primary term and one option term for six months) EBSC may hire Mr. Lupo, as a full-time employee, should Mr. Lupo and EBSC agree to the terms of such employment. In that event, EBSC and Renpar agree to terminate this Agreement and EBSC shall remit to Renpar a recruitment fee of $45,000 payable at the earlier of said termination or the commencement of Mr. Lupo's engagement by EBSC.

OTHER SERVICES

Renpar offers consulting services in the areas of strategic and financial planning, turnaround and crisis management services, human resources, distribution, logistics and real estate consulting, some with and through proven business partners and affiliates, should those services be required and approved by the Company. Such services would be subject to a separate engagement agreement.

Fred, we look forward to working with you and your team to help execute the Company's plans and realize improved financial performance.

Sincerely yours,


/s/ Thomas H. Hicks
----------------------------------
Thomas H. Hicks
Managing Partner

Cc: Traci Rollins, Esq. @ Steel Hector & Davis, LLP

AGREED AND ACCEPTED:
-------------------

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
By:  /s/ Frederick J. Mershad                             By:  /s/ Thomas H. Hicks
   -----------------------------------------                 -------------------------------------
   Frederick J. Mershad, Chairman and CEO                    Thomas H. Hicks, Managing Partner
   The Elder Beerman Stores Corp.                            Renaissance Partners, L.C.


Date:   8/22/01                                           Date:    8/22/01
     ---------------------------------------                   -----------------------------------
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